Exhibit 10.2

AMENDMENT NO. 1
TO
SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

BLACK CREEK DIVERSIFIED PROPERTY OPERATING PARTNERSHIP LP

This Amendment No. 1 (this “Amendment”) to the Sixth Amended and Restated Limited Partnership Agreement of Black Creek Diversified Operating Partnership LP (the “Partnership”) is executed as of August 13, 2018 by Black Creek Diversified Property Fund Inc., a Maryland corporation, in its capacity as the sole general partner of the Partnership (the “General Partner”).

RECITALS

WHEREAS, the Partnership was formed on April 12, 2005 as a limited partnership under the laws of the State of Delaware, pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on April 12, 2005;

WHEREAS, the Partnership is governed by, and the respective rights and obligations of the General Partner and the Limited Partners of the Partnership are set forth in, that certain Sixth Amended and Restated Limited Partnership Agreement, dated as of September 1, 2017 (the “Partnership Agreement”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Partnership Agreement;

WHEREAS, the General Partner desires to correct a scrivener’s error in the Partnership Agreement to add certain redemption and registration rights for holders of Class S Units or Class S REIT Shares, and to make certain related changes; and

WHEREAS, pursuant to Article 11 of the Partnership Agreement, the General Partner is entitled to effect this Amendment without the consent of the Limited Partners.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner hereby agrees as follows:

1.                                      Amendments.

(a)                                 The definition of “REIT SHARES AMOUNT” is replaced with the following:

“REIT SHARES AMOUNT” means, with respect to any Class of Tendered Units, a number of REIT Shares of such Class equal to the product of the number of Partnership Units of such Class offered for exchange by a Tendering Party, multiplied by the Conversion Factor for such Class of Partnership Units as adjusted to and including the Specified Redemption Date; provided that in the event the General Partner issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”), and the rights have not expired at the Specified Redemption Date, then the REIT Shares Amount shall also include the rights issuable to a holder of the REIT Shares Amount of REIT Shares on the record date fixed for purposes of determining the holders of REIT Shares entitled to rights.

(b)                                 Section 8.5(a) is replaced with the following:

Subject to Sections 8.5(b), 8.5(c), 8.5(d), 8.5(e) and 8.5(f) and the provisions of any agreements between the Partnership and one or more Limited Partners with respect to Partnership Units held by them, each Limited Partner other than the General Partner, after holding Series 1 Class E Units, Series 2 Class E Units, Class S Units or Class I Units for at least one year (such Partnership Units, “Eligible Units”), shall have the right (subject to the terms and conditions set forth herein) to require the Partnership to redeem (a “Redemption”) all or a portion of the Eligible Units held by such Limited Partner in exchange (a “Redemption Right”) for Class E REIT Shares (with respect to Eligible Units that are Series 1 Class E Units), Class S REIT Shares (with respect to Eligible Units that are Class S Units) or Class I REIT Shares (with respect to Eligible Units that are Series 2 Class E Units or Class I Units) issuable on, or the Cash Amount payable on, the Specified Redemption Date, as determined by the General Partner in its sole discretion, provided that such Eligible Units (the “Tendered Units”) shall have been outstanding for at least one year. Any Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner) by the Limited Partner exercising the Redemption Right (the “Tendering Party”). Within 30 days of receipt of a Notice of Redemption, the Partnership will send to the Limited Partner submitting the Notice of Redemption a response stating whether the General Partner has determined the applicable Eligible Units will be redeemed for REIT Shares or the Cash Amount. Within 30 days of the Partnership’s delivery of its response, the Limited Partner must affirm to the Partnership that such Limited Partner wishes to proceed with the Redemption, or the request for Redemption will be cancelled (the date such affirmation is received by the Partnership is the “Affirmation Date”). Following such affirmation, the Limited Partner shall still be entitled to withdraw the Notice of Redemption if (i) it provides notice to the Partnership that it wishes to withdraw the request and (ii) the Partnership receives the notice no less than two business days prior to the Specified Redemption Date.

No Limited Partner may deliver more than two Notices of Redemption during each calendar year. A Limited Partner may not exercise the Redemption Right for less than 1,000 Partnership Units or, if such Limited Partner holds less than 1,000 Partnership Units, all of the Partnership Units held by such Partner. The Tendering Party shall have no right, with respect to any Partnership Units so redeemed, to receive any distribution paid with respect to such Partnership Units if the record date for such distribution is on or after the Specified Redemption Date.

(c)                                  Section 8.5(b) is replaced with the following:

If the General Partner elects to redeem Tendered Units for REIT Shares rather than cash, then (I) Tendered Units that are Class 1 Class E Units shall be redeemed for Class E REIT Shares, Tendered Units that are Class S Units shall be redeemed for Class S REIT Shares and Tendered Units that are Series 2 Class E Units or Class I Units shall be redeemed for Class I REIT Shares and (II) the Partnership shall direct the General Partner to issue and deliver such REIT Shares to the Tendering Party pursuant to the terms set forth in this Section 8.5(b), in which case, (i) the General Partner, acting as a distinct legal entity, shall assume directly the obligation with respect thereto and shall satisfy the Tendering Party’s exercise of its Redemption Right, and (ii) such transaction shall be treated, for federal income tax purposes, as a transfer by the Tendering Party of such Tendered Units to the General Partner in exchange for REIT Shares. The percentage of the Tendered Units tendered for Redemption by the Tendering Party for which the General Partner elects to issue REIT Shares (rather than cash) is referred to as the “Applicable Percentage.” In making such election to acquire Tendered Units, the Partnership shall act in a fair, equitable and reasonable manner that neither prefers one group or class of Limited Partners over another nor discriminates against a group or class of Limited Partners. If the Partnership elects to redeem any number of Tendered Units for REIT Shares rather than cash, on the Specified Redemption Date, the Tendering Party shall sell such number of the Tendered Units to the General Partner in exchange for a number of REIT Shares equal to the product of (A) the REIT Shares Amount, (B) the Applicable Percentage and (C) solely with respect to Redemption of Series 2 Class E Units, a number, expressed as a percentage, determined by dividing the Value of Class E REIT Shares by the Value of Class I REIT Shares, such values determined in each case as of the end of the Specified Redemption Date. Such number of REIT Shares shall be delivered by the General Partner as duly authorized, validly issued, fully paid and accessible REIT Shares free of any pledge, lien, encumbrance or restriction, other than the Aggregate Share Ownership Limit (as calculated in accordance with the Articles of Incorporation) and other restrictions provided in the Article of Incorporation, the bylaws of the General Partner, the Securities Act and relevant state securities or “blue sky” laws. Notwithstanding the provisions of Section 8.5(a) and this Section 8.5(b), the Tendering Parties shall have no rights under this Agreement that would otherwise be prohibited under the Articles of Incorporation.

(d)                                 Section 8.5(f) is replaced with the following:

A redemption fee may be charged in connection with an exercise of Redemption Rights pursuant to this Section 8.5. Without limiting the generality of the foregoing, unless a waiver of such fee has been granted or a higher or lower fee was set forth in the applicable offering documents for the Partnership Units (or offering documents for a security or interest that was exchanged for Partnership Units at the option of the Partnership), a redemption fee of 1.0% of the Cash Amount or REIT Shares otherwise payable to a Limited Partner (i) upon redemption of Series 1 Class E Units (other than Series 1 Class E Units issued to the General Partner) pursuant to this Section 8.5 shall be paid by such Limited Partner to Dividend Capital Exchange Facilitators LLC, and (ii) upon redemption of Series 2 Class E Units, Class S Units or Class I Units pursuant to this Section 8.5 shall be paid by such Limited Partner to BC Exchange Advisor Group LLC; the Operating Partnership shall deduct such amount from the Cash Amount or REIT Shares otherwise payable to such Limited Partner and pay it to Dividend Capital Exchange Facilitators LLC or BC Exchange Advisor Group LLC, as applicable, on behalf of the Limited Partner.

(e)                                  Section 8.6 is replaced with the following:

8.6  Registration. Subject to the terms of any agreement between the General Partner and one or more Limited Partners with respect to Series 2 Class E Units, Series 1 Class E Units, Class S Units or Class I Units held by them:

(a)  Registration of the Common Stock. The General Partner agrees to file with the Commission a registration statement covering the resale of the REIT Shares that may be issued upon redemption of such Partnership Units pursuant to Section 8.5 (“Redemption Shares”) if a Limited Partner or Limited Partners who together hold Redemption Shares of a single Class that have an aggregate value of at least $10 million (based on the then current price) request that the General Partner register for resale such Redemption Shares. Such requests shall be made in writing and shall state the number of Redemption Shares to be disposed of. Within 30 days after receipt of a request for registration, whatever the amount of the Redemption Shares requested to be registered, the General Partner shall give written notice of such request to all other Limited Partners holding Partnership Units; provided however, that the General Partner shall be obligated to give such notice no more than one time in any six-month period. Further, the General Partner shall include in a registration statement all such Redemption Shares with respect to which the General Partner has received written requests for inclusion therein (whether or not such Redemption Shares have been issued) within 15 days after the receipt of the General Partner’s notice. The General Partner further agrees to use its commercially reasonable efforts to file the registration statement within 90 days of its receipt of the written request described above, and to maintain the effectiveness of such registration statement for a period of no more than two years.

(b)    Listing on Securities Exchange. If the General Partner shall list or maintain the listing of Class E REIT Shares, Class S REIT Shares or Class I REIT Shares on any securities exchange or national market system, it will at its expense and as necessary to permit the registration and sale of the Redemption Shares of such listed class or classes hereunder, list thereon, maintain and, when necessary, increase such listing to include such Redemption Shares.

(c)    Registration Not Required. Notwithstanding the foregoing, the General Partner shall not be required to file or maintain the effectiveness of a registration statement covering the resale of Redemption Shares if, in the opinion of counsel to the General Partner, such Redemption Shares could be sold by the holders thereof pursuant to Rule 144 under the Securities Act, or any successor rule thereto.

2.                                      Ratification.  The Partnership Agreement and its terms and provisions, as modified by this Amendment, are hereby ratified and affirmed, and shall remain in full force and effect.

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IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

GENERAL PARTNER:

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.,
a Maryland corporation

By:	/s/ Lainie P. Minnick
Name:	Lainie P. Minnick
Title:	Chief Financial Officer